2023 LTIP Award Letter Last Name, First Name March 15, 2023 FORM 2023 Long Term Incentive Award Letter Dear First Name, I am pleased to inform you that you have received a Grant of Units in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2023 Long Term Incentive Award Agreement (the “2023 Award Agreement”) and the Constellium SE 2013 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the 2023 Award Agreement or the Plan. Grant Date March 9, 2023 Grant Date Award Value $X,XXX,XXX Total Units Granted TOTAL (= YYY,YYY + ZZZ,ZZZ) Restricted Stock Units (RSUs) YYY,YYY Performance Share Units (PSUs) – Base Amount ZZZ,ZZZ Indices/Comparator Group S&P MidCap 400 Materials Index; S&P SmallCap 600 Materials Index Initial price on the Grant Date CSTM share price: $15.23 (20-day average) Vesting Date March 9, 2026 Vesting Period / Performance Period From the Grant Date through the Vesting Date Please note that, except as otherwise set forth in the 2023 Award Agreement, the vesting of the RSUs and PSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs and PSUs) is subject to the satisfaction of the Continued Service Condition. The vesting of the PSUs is, in addition, subject to the satisfaction of the Performance Condition. The level of achievement of the Performance Condition shall be determined by comparing the Constellium TSR to the average of the TSRs of the two Indices (i.e., the Comparator Group) at the end of the relevant Performance Period as follows: Performance Condition Achievement Level Number of Shares underlying PSUs Constellium TSR is below the average of the two 25th percentile TSRs of the Comparator Group PSU Base Amount x 0% Constellium TSR is at the average of the two 25th percentile TSRs of the Comparator Group PSU Base Amount x 25% Constellium TSR is between the average of the two 25th percentile TSRs & the average of the two median TSRs of the Comparator Group PSU Base Amount x (linear interpolation between 25% and 100%) Constellium TSR is at the average of the two median TSRs of the Comparator Group PSU Base Amount x 100% Constellium TSR is between the average of the two median TSRs & the average of the two 75th percentile TSRs of the Comparator Group PSU Base Amount x (linear interpolation between 100% and 200%) Constellium TSR is at or above the average of the two 75th percentile TSRs of the Comparator Group PSU Base Amount x 200%

2023 LTIP Award Letter Last Name, First Name Notwithstanding the foregoing, if the Constellium TSR is negative, the number of Shares (or a cash equivalent) eligible to be delivered in respect of the PSUs shall be capped at 100% of the Base Amount. By electronic acceptance of this award, you acknowledge that you have received a copy of, or have online access to, the 2023 Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the 2023 Award Agreement and the Plan. The Board or the Committee shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential. Very truly yours, Ryan Jurkovic Senior Vice President Chief Human Resources Officer